FOR RELEASE ON: February 27, 2018 at 1601 ET

Exhibit 99.1

CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com

Axon Reports Record Revenue of $95 Million for Q4 2017 and $344 Million for Full Year 2017; Introduces 2018 Financial Guidance

Scottsdale Ariz., February 27, 2018 - Axon (Nasdaq: AAXN), the global leader in public safety technology, today released the following quarterly update letter to shareholders.

•	Record annual revenue of $344 million, up 28% from 2016

•	Q4 revenue of $94.7 million, up 15% year-over-year

•	Q4 GAAP EPS of ($0.04) includes $8 million tax reform-related charge; Non-GAAP EPS of $0.13

•	$82 million of cash and short-term investments and zero debt at December 31, 2017

•	Completed the largest ever cloud data migration, moving 20 PB of data onto Microsoft's Azure cloud

•	Introduces 2018 financial guidance, including 16%-18% revenue growth and 300-400 basis points of operating margin expansion

Dear shareholders,

Today we are reporting our financial results for the fourth quarter ended December 31, 2017 and we are providing our 2018 outlook.

We've just completed a pivotal year where we changed our company name from TASER International to Axon Enterprise (Axon) to better reflect our go-forward mission and made significant investments to drive progress within our four strategic growth areas: 1) TASER conducted electric weapons (CEWs), 2) body-worn cameras and evidence management, 3) Axon Fleet in-car video systems, and 4) Axon Records. We also made investments in our international direct sales strategy and artificial intelligence and machine learning capabilities.

We don't intend to slow down in 2018. At our Investor & Analyst day in November 2017, we laid out a financial strategy to shift to recurring cash flows, to invest in products and features that expand our total addressable market and to drive profitability through disciplined execution.

This year, we plan to introduce several new products and services and improve upon our existing suite of offerings - which we believe will grow recurring cash flows and increase average revenue per user. We're also scaling up our offices across the world and cross-pollinating our internal groups to ensure we execute against one vision for Axon. In short, we are focused on disciplined execution and preparing for significant growth across the globe.

Finally, we are driving toward profitability in the Software & Sensors segment and remain committed to expanding total company operating margins, which we address in more detail below.

Summary of Q4 2017 Results:

•	Net sales increased 15% to $94.7 million in Q4 2017 compared to $82.1 million in Q4 2016.

•	Consolidated gross margin was 66.6% in Q4 2017 compared to 55.1% in Q3 2017 and 60.6% in Q4 2016.

◦
Sequential gross margin improvement was tied to a favorable mix of product shipments, lower data storage costs, lower costs associated with Axon Fleet shipments, more favorable pricing, and fewer shipments into new international markets at beachhead pricing. We expect 300 to 400 basis points of the gross margin strength to be non-recurring.

•	Total operating expenses in Q4 2017 were $55.4 million, compared to $40.4 million in Q4 2016.

◦
Q4 2017 operating expenses include $0.9 million in costs associated with our Q4 reduction in force and a non-cash intangible asset abandonment charge of $1.1 million. Excluding these items, operating expenses would have been $53.3 million, up 5.5% sequentially from Q3 2017, which is in line with our guidance of 5% to 8% sequential operating expense growth.

◦
We estimate that the Q4 restructuring will result in approximately $4.5 million in annual operating expense savings beginning in 2018. We are also pleased to note that we're starting to see a positive impact from the expense control initiatives put into place in early November. In fact, we have started to bend the cost-growth curve compared to prior trend. Travel expenses in November and December, for example, declined 9% year-over-year.

•	Income from operations was $7.6 million in Q4 2017 compared to $9.4 million in Q4 2016. Operating margin in Q4 2017 was 8.1%.

•	Our GAAP net loss for Q4 2017 was ($2.1 million), or ($0.04) per diluted share, compared to net income of $6.3 million, or $0.12 per diluted share, in Q4 2016.

•	Non-GAAP net income for Q4 2017 was $7.1 million, or $0.13 per share, and excludes the following:

◦
An $8.0 million non-cash write down of our net deferred tax asset due primarily to a decrease in the US tax rate under the Tax Cuts and Jobs Act that was signed into law on December 22, 2017. Our net deferred tax asset was valued at a 35% federal tax rate and thus, is worth less under the new lowered corporate tax rate of 21%, and requires a one-time tax adjustment. (The net result of the Act is positive for us in the long term, however.)

◦	A $1.1 million non-cash intangible asset abandonment charge.

•
For the first time this quarter, we are introducing a new non-GAAP net income that excludes stock-based compensation expenses, and we will provide that going forward. With this added adjustment, our non-GAAP net income was $9.7 million, or $0.18 per share, which compares to $8.0 million, or $0.15 per share, in Q4 2016.

•
Adjusted EBITDA for Q4 2017 was $14.8 million compared to $13.1 million in Q4 2016. This represents 13% growth year-over-year. We calculate adjusted EBITDA by adding back or subtracting to EBITDA the following:

◦	adding $4.2 million in stock-based compensation expense;

◦	adding $1.1 million in one-time losses on the disposal and abandonment of intangible assets.

•
In Q4 2017, cash provided by operating activities was $24.3 million. Cash, cash equivalents and short-term investments were $82.0 million at December 31, 2017, compared with $61.8 million at the end of Q3 2017.

•
We executed on our stated objective of managing inventory down to below $50 million by year end. Total inventory for Q4 2017 decreased to $45.5 million from $52.7 million at the end of Q3 2017 and $60.7 million at the end of Q2 2017.

TASER Weapons:

•
TASER Weapons segment revenue increased 10% to $64.4 million in Q4 2017 compared to $58.3 million in Q4 2016 as we executed against our mission to make a TASER conducted electric weapon available to every officer.

•	TASER Weapons segment gross margin was 70.9% in Q4 2017 compared to 69.3% in Q4 2016. The margin strength is due to favorable mix and leverage on higher revenue.

In Q4 2017, approximately 38% of units ordered, including from international customers, were on the TASER 60, Officer Safety Plan, or TASER Assurance Plan payment options. This compares to the 43% of weapons sold on a payment plan in Q3 2017, which indicates our customers continued willingness to pay for weapons hardware via payment plan and supports our stated financial goal of increasing recurring cash flows.

Two of our top three TASER contracts signed in Q4 2017 were procured via the TASER 60 payment plan. We're also seeing increased adoption of our TASER X2 two-shot CEW, proving that customers see value in having an immediate backup shot.

Looking forward, our TASER weapons sales pipeline remains solid, reflecting continued strong demand domestically and increasing interest across international markets. We believe that continued investments in smart weapons technology and incident reporting will further enhance our value proposition over the long term.

Software & Sensors:

In early December 2017 we completed the migration of the U.S. instance of Evidence.com to Microsoft Azure. We announced the strategic decision to switch to Microsoft Azure in Q4 2015, with the goal of better aligning our cloud-hosted services with our customer preferences. We believe that ours was the largest application ever to migrate between two public cloud providers. Throughout the migration, we focused on the three priorities of correctness, minimal impact to customers and security. Preserving the integrity and privacy of our customers' evidence data continues to be our highest priority.

Although the initiative spanned two years and thousands of hours of work, the switch on a Sunday morning in early December required only one hour of downtime and resulted in no reported application bugs, nor security or compliance issues for our customers. This smooth transition highlights our team's competence and subject matter expertise in site reliability engineering, software engineering, product management, information security, and customer support engineering.

Importantly, our partnership with Microsoft is already generating positive results, helping us win several major city police agencies in the U.S. and one large international customer. The partnership will also allow us to reduce our storage and server costs going forward.

We incurred a total of $0.7 million of migration and duplicate storage cost in Q4 2017 compared with our projection of $1.0 million for the quarter and our Q3 2017 incurred costs of $1.4 million.

•	Software & Sensors segment revenue grew 27% year-over-year to $30.2 million in Q4 2017 compared to $23.7 million in Q4 2016.

◦	Software & Sensors product revenue was $13.1 million in Q4 2017 compared to $12.5 million in Q4 2016.

◦	Software & Sensors service revenue was $17.1 million in Q4 2017 compared to $11.2 million in Q4 2016.

•	Software & Sensors segment gross margin was 57.3% in Q4 2017 compared to 39.4% in Q4 2016.

◦	Service gross margin was 68.2% in Q4 2017, compared to 82.7% in Q4 2016.

◦
Hardware product gross margin (excluding services) was 43.0% in Q4 2017 compared to 0.5% in Q4 2016. Hardware product gross margins also benefited from a favorable mix and we believe that 1,100 to 1,300 basis points of the margin strength is non-recurring.

•	Annual recurring service revenue grew 74% year-over-year to $70.0 million in Q4 2017 compared to $40.2 million in Q4 2016.

•
Q4 2017 bookings were strong, coming in at $71.2 million, while Q4 2017 future contracted revenue rose to $536 million from $494 million in Q3 2017. Annual bookings grew 15% year-over-year from $254 million in 2016 to

$291 million in 2017. Unit shipments in Q4 2017 reflected the Q3 2017 or early Q4 completions of several large customer deployments.

Unit shipments also reflect some large deployments that pushed into Q1 2018. Q1 2018 is already off to a strong start for new orders. Australia's Victoria Police will deploy 11,000 body cameras backed by Evidence.com, which will represent our second largest body camera deployment.

We recorded 13 competitor conversion wins in Q4 2017 where our body-worn camera or Axon Fleet offering displaced a competitor, bringing our 2017 total to 46 customer conversions. In Q4 2017, we recorded 11 expansions where a state or major city police agency chose to upsize their contracts and expand their reliance upon the Axon network.

Independent research reports continue to validate the benefits of body camera technology. In Q4 2017, an independent study was published showing that use-of-force complaints fell 37% at the Las Vegas Metropolitan Police Department (LVMPD) after the agency deployed Axon body-worn cameras. Researchers also performed a cost-benefit analysis and found that body-worn cameras could ultimately save LVMPD up to $4 million per year in legal fees. The study was conducted by the University of Nevada, Las Vegas, and CNA, a non-profit research and analysis organization, and was funded by the U.S. Department of Justice.

As of December 31, 2017, 37 of the 69 U.S. major city law enforcement agencies had purchased Axon body-worn cameras or our digital evidence management solution: Albuquerque, Atlanta, Austin, Baltimore, Baltimore County, Charlotte-Mecklenburg, Chicago, Cincinnati, Cleveland, Dallas, Denver, Fort Worth, Fresno, Las Vegas, Los Angeles, Louisville, Memphis, Mesa, Miami, Milwaukee, Minneapolis, Montgomery County, New Orleans, Omaha, Philadelphia, Pittsburgh, Sacramento, Salt Lake City, San Antonio, San Diego, San Francisco, San Jose, Seattle, Tampa, Tucson, Washington DC, and Wichita.

Axon's Evidence.com platform user count continued to grow, extending our market leadership. During the three months ended December 31, 2017, we booked approximately 14,100 seats on our digital evidence management platform, Evidence.com, net of renewals. Since inception, we have booked cumulative Evidence.com licenses of approximately 201,500.

Product Pipeline:

Evidence.com - Evidence.com is a revolutionary way to manage digital evidence and the platform continues to expand its use cases. In fact, among agencies that are not yet ready to deploy body cameras, we are starting to see interest in Evidence.com products, including Axon Capture, which enables officers to capture evidence using their mobile phone cameras. Looking ahead, we see a significant opportunity to sell our software to agencies who are not using Axon hardware.

We are pleased to note that the new redaction studio capabilities we rolled out in Q4 2017 are being met with positive reception from our early access program customers. One police agency redaction specialist told us, “The Studio is a vast improvement on redaction! The object tracker works great, and when it misses, it’s easy to realign. Spray Paint is super as well! I am so glad we have this new tool, once we get the hang of it well, it’s going to be awesome, it already is! Thank you again."

Also, we are enhancing Evidence.com to make it easier for departments to ingest CCTV footage, which is currently a large pain point for our customers. Agencies want to put all forms of video into Evidence.com to take advantage of its advanced capabilities, such as sharing with detectives and prosecutors, as well as allowing videos to be redacted.

Axon Citizen - Axon Citizen, the public evidence submission tool that we announced in Q4 2017, is also receiving positive feedback from early access agencies. Axon Citizen allows members of the community to use their mobile phones to send evidence directly to departments. It's exciting for us to watch agency customers take ownership of the tool and inform their own constituencies about their efforts to make communities safer https://www.youtube.com/

watch?v=iYZQYZTKli4. In Q4, Axon Citizen helped with its first arrest after officers in an East Coast agency used the tool to allow a burglary victim to send videos of the suspect.

Without Axon Citizen, if a member of the community has evidence on a mobile phone, the officer has to confiscate the phone for a week or longer to obtain the data. Officers also receive photos from the public via e-mail, which means the photo evidence lacks the audit trails required by law to be admissible in court and lacks meta-data to tie it to a specific case. Axon Citizen solves these problems by allowing an officer to text a secure link to victims and eye-witnesses, who can upload evidence to the department via Axon's secure cloud-based system.

We're planning to launch a community-wide public evidence submission tool in mid-2018 that will allow departments to more easily manage evidence related to larger scale crimes, such as missing persons, shootings, bombings, or natural disasters.

Camera Hardware - We also continue to invest in and improve our camera hardware. In February, we opened a small R&D office in Tampere, Finland, the country's second largest metropolitan area. A new team of world-renowned imaging experts (formerly the Nokia camera imaging team) have begun working on our next-generation body camera and Axon Fleet hardware. This added team is budget-neutral relative to the three-year plan we laid out at our November 2017 Investor & Analyst Day.

Signal Sidearm - We have been improving and fine tuning our Signal Sidearm offering, which signals Axon cameras to begin recording after an officer removes a firearm from its holster. We're presently rolling out new functionality, which includes eliminating the production of nuisance videos generated when firearms are pulled in training or for reasons that don't include an intention to shoot.

Artificial Intelligence & Machine Learning - We are applying AI, machine learning and data science to common policing problems and eliminating pain points for agencies. Our AI investments in 2018 will span our product sets, including AI services at the edge (within devices) and in the cloud.

Axon Records - Axon Records remains an important area of focus and investment. We are continuing to hire new software engineering talent to help us build the next generation of policing software. Our 2018 product milestone targets include launching our records management system (RMS) with select agencies. We are also actively collecting feedback from our development partners, who are running early iterations of Axon Records. We plan to deploy video-based incident report writing capability in the second half of 2018 to our early access partners.

Our customer facing team is already engaged in pre-sales activities to support the launch of Axon Records later this year.

Full Year 2018 Outlook:

For the full year ending December 31, 2018, we expect to achieve the following:

•	Revenue growth of 16% to 18%;

•	We will disclose 2018 revenue amounts under accounting standards 605 and 606 beginning with our first quarter 10-Q;

•	Operating margin expansion of 300 basis points to 400 basis points;

•	A normalized tax rate of 20% to 25%, which can fluctuate depending on geography of income, change in stock price and the effect of discrete items; and

•	Capital expenditures in the range of $12 million to $16 million.
We remain confident in our goal of providing the premier end-to-end technology solution for law enforcement. We believe we are demonstrating the ability to morph from a hardware-only business into a subscription-hardware-plus-SAAS-solutions-and-enterprise-software company, and we look forward to updating you on our progress throughout 2018.

Signed,
Rick Smith, CEO
Luke Larson, President
Jawad Ahsan, CFO

QUARTERLY CONFERENCE CALL & WEBCAST:

The Company will host its Q4 2017 earnings conference call on Tuesday, February 27, 2018 at 2 p.m. PT / 5 p.m. ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial+1-253-237-1156.

The call will be available via live audio webcast and archived replay on Axon’s investor relations website at http://investor.axon.com/.

The Company has posted supplemental materials including its key operating metrics on its website to provide additional information about our fourth quarter financial results.

Statistical Definitions:

Bookings are an indication of the activity the Company is seeing relative to Software & Sensors hardware, software and Evidence.com. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided. Most bookings will be invoiced in subsequent periods.

Due to municipal government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although Axon has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate money in future year budgets or do enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; net gain/loss on write-down/disposal/abandonment of property, equipment and intangible assets; and loss on impairment.

Free Cash Flow is defined as cash flows provided by operating activities minus purchases of property, plant and equipment, and intangible assets.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

The Axon network is a network of devices, apps and people that helps law enforcement become smarter and safer. Our mission is to protect life. Our technologies give law enforcement the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of an officer's day-to-day experience:

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In the field- Our Smart Weapons offer a less-lethal intermediate use of force response and our body-worn and in-car cameras collect video evidence to capture the truth of an incident; and our mobile applications enable simple evidence collection.

•
At the station- Our secure, cloud-based digital evidence management solution allows officers and command staff to manage, review, share and process digital evidence using forensic, redaction, transcription, and other tools.

•	In the courtroom- Our solutions for prosecutors make collaborating across jurisdictions and agencies easy so that cases can be resolved quickly.

We work hard for those who put themselves in harm's way for all of us. To date, there are more than 187,400 licensed users from around the world and more than196,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Microsoft is a trademark of Microsoft Corporation and Nokia is a registered trademark of Nokia Corporation.

Axon, Axon Body 2, Axon Capture, Axon Citizen, the “Axon Delta” logo, Axon Fleet, Axon Flex 2, Axon Network, Axon Records, Axon Signal, Evidence.com, “Protect Life,” Smart Weapons, TASER, TASER CAM, X2, and X26P are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Follow Axon here:

•	Axon on Twitter: https://twitter.com/axon_us

•	Axon on Facebook: https://www.facebook.com/Axon.ProtectLife/

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding Axon Enterprise, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Axon Enterprise, Inc. assumes no obligation to update the information contained in this press release, except as required by law.

We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26P and X2 CEWs; acceptance of our Evidence.com software as a service delivery model by our law enforcement customers; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our Evidence.com service; budgetary and political constraints of prospects and customers; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; our exposure to cancellations of government contracts due to appropriation clauses or non-exercise of contractually optional periods; changes in civil forfeiture laws; the long-term revenue recognition cycle for our SaaS Evidence.com product; our reliance on third party cloud-based storage providers; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property as well as intellectual property infringement claims and relating litigation costs; challenges obtaining and enforcing our patent rights in foreign countries; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; regulatory and political challenges presented by international markets; the possibility that the United States may withdraw from or materially modify the North American Free Trade Agreement; the adverse effect of the United Kingdom’s exit from the European Union; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; regulations relating to voice, data and communications services; regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from CEWs to Axon devices; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; goodwill impairment; catastrophic events; the adverse effects on our operations and financial results from foreign currency fluctuations; fluctuations in our effective tax rate; counter-party risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks; volatility in our stock price; quarterly fluctuations in our operating results; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2016 or the soon-to-be-filed Form 10-K for the year ended December 31, 2017.

Please visit http://investor.axon.com, https://www.axon.com/press, www.twitter.com/axon_us and https://www.facebook.com/Axon.ProtectLife/where Axon discloses information about the company, its financial information, and its business.

Visit our Investor Relations Safe Harbor Statement at:http://investor.axon.com/safeHarbor.cfm

For investor relations information please contact Andrea James via email at IR@axon.com.

# # #

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales from products	$77,508	$70,828	$285,859	$238,573
Net sales from services	17,143	11,249	57,939	29,672
Net sales	94,651	82,077	343,798	268,245
Cost of product sales	26,180	30,364	117,997	91,536
Cost of service sales	5,455	1,943	18,713	6,173
Cost of sales	31,635	32,307	136,710	97,709
Gross margin	63,016	49,770	207,088	170,536
Operating expenses:
Sales, general and administrative	39,613	30,743	138,692	108,076
Research and development	15,755	9,614	55,373	30,609
Total operating expenses	55,368	40,357	194,065	138,685
Income from operations	7,648	9,413	13,023	31,851
Interest and other income (expense), net	(582)	106	2,738	(354)
Income before provision for income taxes	7,066	9,519	15,761	31,497
Provision for income taxes	9,137	3,178	10,554	14,200
Net income (loss)	$(2,071)	$6,341	$5,207	$17,297
Net income (loss) per common and common equivalent shares:
Basic	$(0.04)	$0.12	$0.10	$0.33
Diluted	$(0.04)	$0.12	$0.10	$0.32
Weighted average number of common and common equivalent shares outstanding:
Basic	52,913	52,299	52,726	52,667
Diluted	52,913	53,173	53,898	53,536

AXON ENTERPRISE, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016
	TASER Weapons	Software and Sensors	Total	TASER Weapons	Software and Sensors	Total

Net sales from products	$64,409	$13,099	$77,508	$58,337	$12,491	$70,828
Net sales from services	—	17,143	17,143	—	11,249	11,249
Net sales	64,409	30,242	94,651	58,337	23,740	82,077
Cost of product sales	18,713	7,467	26,180	17,932	12,432	30,364
Cost of service sales	—	5,455	5,455	—	1,943	1,943
Cost of sales	18,713	12,922	31,635	17,932	14,375	32,307
Gross margin	45,696	17,320	63,016	40,405	9,365	49,770
Sales, general and administrative	22,919	16,694	39,613	17,222	13,521	30,743
Research and development	2,446	13,309	15,755	2,114	7,500	9,614
Income (loss) from operations	$20,331	$(12,683)	$7,648	$21,069	$(11,656)	$9,413

Gross margin %	70.9%	57.3%	66.6%	69.3%	39.4%	60.6%
Operating margin %	31.6%	(41.9)%	8.1%	36.1%	(49.1)%	11.5%

	Twelve Months Ended December 31, 2017			Twelve Months Ended December 31, 2016
	TASER Weapons	Software and Sensors	Total	TASER Weapons	Software and Sensors	Total

Net sales from products	$234,512	$51,347	$285,859	$202,644	$35,929	$238,573
Net sales from services	—	57,939	57,939	—	29,672	29,672
Net sales	234,512	109,286	343,798	202,644	65,601	268,245
Cost of product sales	72,054	45,943	117,997	61,930	29,606	91,536
Cost of service sales	—	18,713	18,713	—	6,173	6,173
Cost of sales	72,054	64,656	136,710	61,930	35,779	97,709
Gross margin	162,458	44,630	207,088	140,714	29,822	170,536
Sales, general and administrative	78,202	60,490	138,692	63,617	44,459	108,076
Research and development	8,377	46,996	55,373	5,887	24,722	30,609
Income (loss) from operations	$75,879	$(62,856)	$13,023	$71,210	$(39,359)	$31,851

Gross margin %	69.3%	40.8%	60.2%	69.4%	45.5%	63.6%
Operating margin %	32.4%	(57.5)%	3.8%	35.1%	(60.0)%	11.9%

AXON ENTERPRISE, INC.
Software and Sensors Bookings by Quarter
(Unaudited)
(in thousands)

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Bookings	$71,154	$77,976	$81,942	$60,080	$72,509

Software and Sensors Future Contracted Revenue
(Unaudited)
(in thousands)

	December 31, 2017	September 30, 2017
Cumulative bookings, net of cancellations	$755,731	$684,577
Cumulative recognized revenue	(219,715)	(190,424)
Future contracted revenue	$536,016	$494,153

Future contracted revenue for the Software and Sensors segment represents a statistical measure defined as cumulative bookings minus cumulative recognized revenue related solely to that segment. Future contracted revenues are an indication of momentum of longer-term contracts being signed and the expectations of future revenues in the Software and Sensors segment. These financial metrics are exclusive of TASER CAM revenues.

AXON ENTERPRISE, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole numbers

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017	2016	Unit Change	Percent Change	2017	2016	Unit Change	Percent Change

TASER X26P	23,350	20,833	2,517	12.1%	70,381	79,218	(8,837)	(11.2)%
TASER X2	21,683	13,003	8,680	66.8	76,106	47,700	28,406	59.6
TASER Pulse and Bolt	3,641	3,027	614	20.3	12,504	9,549	2,955	30.9
Cartridges	590,126	554,395	35,731	6.4	2,408,471	1,979,051	429,420	21.7
Axon Body	13,944	25,177	(11,233)	(44.6)	89,808	66,154	23,654	35.8
Axon Flex	5,253	3,147	2,106	66.9	26,025	14,173	11,852	83.6
Axon Fleet	2,197	—	2,197	*	3,795	—	3,795	*
Axon Dock	3,908	5,747	(1,839)	(32.0)	23,492	16,983	6,509	38.3
TASER CAM	2,245	3,106	(861)	(27.7)	6,432	9,566	(3,134)	(32.8)

* Not meaningful

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
In thousands, except per share data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
EBITDA and adjusted EBITDA:
Net income (loss)	$(2,071)	$6,341	$5,207	$17,297
Depreciation and amortization	2,364	914	8,041	3,658
Interest expense	54	3	186	13
Provision for income taxes	9,137	3,178	10,554	14,200
EBITDA	$9,484	$10,436	$23,988	$35,168

Adjustments:
Stock-based compensation expense	$4,187	$2,627	$15,610	$9,369
(Gain) loss on disposal of property and equipment, net	(28)	—	(28)	40
Loss on disposal and abandonment of intangible assets	1,146	—	1,146	21
Adjusted EBITDA	$14,789	$13,063	$40,716	$44,598
Adjusted EBITDA as a percentage of net sales	15.6%	15.9%	11.8%	16.6%
Net income (loss) as a percentage of net sales	(2.2)%	7.7%	1.5%	6.4%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Non-GAAP net income:
GAAP net income (loss)	$(2,071)	$6,341	$5,207	$17,297
Plus non-recurring items:
Loss on disposal and abandonment of intangible assets	1,146	—	1,146	21
Income tax effects and adjustments	8,012	—	8,012	(8)
Non-GAAP net income excluding non-recurring items	7,087	6,341	14,365	17,310
Stock-based compensation expense, net of income tax effects	2,609	1,638	9,727	5,843
Non-GAAP net income	$9,696	$7,979	$24,092	$23,153

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - (Continued)
(Unaudited)
In thousands, except per share data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Non-GAAP diluted earnings per share
GAAP net income (loss) per diluted share (a)	$(0.04)	$0.12	$0.10	$0.32
Plus non-recurring items:
Loss on disposal and abandonment of intangible assets	0.02	—	0.02	—
Income tax effects and adjustments	0.15	—	0.15	—
Non-GAAP diluted earnings per share excluding non-recurring items	0.13	0.12	0.27	0.32
Stock-based compensation expense, net of income tax effects	0.05	0.03	0.18	0.11
Non-GAAP diluted earnings per share	$0.18	$0.15	$0.45	$0.43

Weighted average number of diluted common and common equivalent shares outstanding	54,069	53,173	53,898	53,536

(a) Reported GAAP net loss per share for the quarter ended December 31, 2017 was calculated using the basic share count. Non-GAAP diluted earnings per share was calculated using the diluted share count.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Composition of stock-based compensation:
Cost of product and service sales	$140	$95	$508	$342
Sales, general and administrative	2,765	1,510	9,047	5,707
Research and development	1,282	1,022	6,055	3,320
	$4,187	$2,627	$15,610	$9,369

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2017	December 31, 2016

ASSETS
Current Assets:
Cash and cash equivalents	$75,105	$40,651
Short-term investments	6,862	48,415
Accounts and notes receivable, net	56,064	39,466
Inventory, net	45,465	34,841
Prepaid expenses and other current assets	21,696	13,858
Total current assets	205,192	177,231

Property and equipment, net	31,172	24,004
Deferred income tax assets, net	15,755	19,515
Intangible assets, net	18,823	15,218
Goodwill	14,927	10,442
Long-term investments	—	234
Long-term accounts and notes receivable, net of current portion	36,877	17,602
Other assets	15,366	13,917
Total assets	$338,112	$278,163

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,592	$10,736
Accrued liabilities	23,502	18,248
Current portion of deferred revenue	70,401	45,137
Customer deposits	3,673	2,148
Current portion of business acquisition contingent consideration	1,693	1,690
Other current liabilities	89	80
Total current liabilities	107,950	78,039

Deferred revenue, net of current portion	54,881	40,054
Liability for unrecognized tax benefits	1,706	1,896
Long-term deferred compensation	3,859	3,362
Business acquisition contingent consideration, net of current portion	1,048	1,635
Other long-term liabilities	1,224	2,289
Total liabilities	170,668	127,275

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	201,672	187,656
Treasury stock	(155,947)	(155,947)
Retained earnings	123,185	118,275
Accumulated other comprehensive income (loss)	(1,467)	903
Total stockholders’ equity	167,444	150,888
Total liabilities and stockholders’ equity	$338,112	$278,163

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net income (loss)	$(2,071)	$6,341	$5,207	$17,297
Depreciation and amortization	2,364	914	8,041	3,658
Stock-based compensation	4,187	2,627	15,610	9,369
Net cash provided by (used in) operating activities	24,325	(4,034)	18,490	17,925
Net cash provided by (used in) investing activities	9,531	(5,330)	19,082	(3,045)
Net cash used in financing activities	(2,254)	(860)	(3,854)	(34,661)
Cash and cash equivalents, end of period	75,105	40,651	75,105	40,651

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net cash provided by (used in) operating activities	$24,325	$(4,034)	$18,490	$17,925
Purchases of property and equipment	(1,347)	(1,622)	(10,419)	(4,957)
Purchases of intangible assets	(593)	(3,156)	(1,024)	(3,495)
Purchase of property and equipment and intangible assets, including goodwill, in connection with business acquisitions	—	(3,500)	(10,629)	(3,500)
Free cash flow (deficit), a non-GAAP measure	$22,385	$(12,312)	$(3,582)	$5,973

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